Exhibit 10.1

CECO ENVIRONMENTAL CORP.

14651 North Dallas Parkway

Dallas, TX 75254

VIA E-MAIL DELIVERY

July 5, 2023

Mr. Todd R. Gleason

14651 North Dallas Parkway, Ste. 500

Dallas, TX 75254

Re: Letter Agreement Relating to Continuing Employment

Dear Todd:

This purpose of this letter is to provide you with written notification of our agreement that the Board of Directors of CECO Environmental Corp (“CECO” or the “Company”), in consultation with you, has made the decision not to renew the Executive Employment Agreement entered into by you and the Company, effective July 6, 2020 (the “Employment Agreement”). This letter serves as formal written notice of non-renewal pursuant to Section 3(a) of the Employment Agreement, which section requires that notice of non-renewal be provided at least ninety (90) days before the end of the initial employment period that ends on July 6, 2023; we understand that you waive such ninety (90) day notice requirement under Section 3(a) of the Employment Agreement, with the consideration for such waiver being the enhanced compensation and benefits to be provided to you as outlined below.

This letter agreement does not constitute a termination of your employment with the Company as its Chief Executive Officer. During your continued employment with the Company, you shall continue full-time employment with the Company. Your employment, following the termination of the Employment Agreement, will be “at will.”

The Company agrees to provide to you, in addition to other elements of compensation and employee benefits provided generally to executive officers of the Company, the following enhanced compensation and benefits in your role as Chief Executive Officer:

•
Housing Allowance. For a period of six months beginning August 1, 2023 through February 29, 2024, the Company shall reimburse you or a designee up to $5,000 per month for housing expenses incurred by you in the Dallas, Texas area; provided that the Company may elect at any time to provide you with increased cash compensation in lieu of such reimbursement.
•
Participant in the Company’s Executive Change in Control Severance Plan (the “CIC Severance Plan”). You shall become, effective July 5, 2023, a participant in

Exhibit 10.1

the CIC Severance Plan, at the highest level of participation offered, as that CIC Severance Plan may be in effect from time to time.
•
Equity Grant. In addition to your continuing participation in the Company’s long-term equity incentive program, you will receive a one-time equity grant of 225,000 restricted stock units (“RSUs”), as documented in and governed by the terms of a separate equity award agreement, with the vesting of the RSUs contingent on the achievement of performance goals relating to an increase in the Company’s stock price over a four-year performance period as well as your continued employment through the applicable performance period.

Please confirm your agreement with these terms by signing and dating below. We are tremendously grateful for your continued service to CECO as our Chief Executive Officer.

Sincerely,

/s/ Jason DeZwirek

Jason DeZwirek

Chairman of the Board,

CECO Environmental Corp.

Agreed and Acknowledged:

/s/ Todd R. Gleason

By: Todd R. Gleason
Title: Chief Executive Officer
Date: July 5, 2023